EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts: Ray Davis President/CEO Umpqua Holdings Corporation 503-727-4101 raydavis@umpquabank.com	Ron Farnsworth EVP/Chief Financial Officer Umpqua Holdings Corporation 503-727-4108 ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS REPORTS THIRD QUARTER 2013 RESULTS

Operating earnings1 of $0.24 per diluted share, representing a 4% increase over the same period prior year

Non-covered loans and leases grew 7% on a sequential quarter basis

Excluding acquisition, non-covered loans and leases grew $191 million, or 3%, over prior quarter

Net interest margin of 4.23%, representing a 50 basis point increase over the prior quarter

Non-covered, non-performing assets decreased 8% from the prior quarter, to 0.54% of total assets

Completed acquisition of Financial Pacific Holding Corporation

Announced merger with Sterling Financial Corporation

Mortgage banking revenue of $15.1 million

PORTLAND, Ore. – October 16, 2013 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments Inc., today announced third quarter 2013 net earnings available to common shareholders of $23.3 million, or $0.21 per diluted common share, compared to net earnings available to common shareholders of $26.1 million, or $0.23 per diluted common share for the second quarter of 2013, and $25.0 million, or $0.22 per diluted common share, for the same period in the prior year.

For the nine months ended September 30, 2013, the Company is reporting net earnings available to common shareholders of $72.5 million, or $0.65 per diluted common share, compared to net earnings available to common shareholders of $73.4 million, or $0.65 per diluted common share for the same period of the prior year.

Operating earnings, defined as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax; bargain purchase gains on acquisitions, net of tax; merger related expenses, net of tax; and goodwill impairment, were $26.5 million, or $0.24 per diluted common share for the third quarter of 2013, compared to operating earnings of $26.9 million, or $0.24 per diluted common share for the second quarter of 2013, and $25.4 million, or $0.23 per diluted common share, for the same period in the prior year. For the nine months ended September 30, 2013, the Company is reporting operating earnings of $77.8 million, or $0.69 per diluted common share, compared to operating earnings of $74.6 million, or $0.67 per diluted common share for the same period of the prior year.

Significant financial statement items for the third quarter of 2013 include:

•	Non-covered loans and leases grew $442 million, or 7%, over the prior quarter;
•	Excluding the net amount acquired through the Financial Pacific Holding Corporation (“FinPac”) transaction, non-covered loans and leases grew $191 million and non-covered loan commitments increased $223 million;

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1 Operating earnings is considered “non-GAAP” financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

•	Completed the acquisition of FinPac which contributed $6.0 million to operating earnings for the quarter;
•	Adjusted net interest margin[2] of 4.16%, representing a 59 basis points increase over the prior quarter. The sequential quarter increase in adjusted net interest margin primarily resulted from FinPac operations, lower average interest bearing cash and organic loan growth during the quarter;
•	Mortgage banking revenue of $15.1 million on closed loan volume of $463 million;
•	Non-covered, non-performing assets continue to decline, down to 0.54% of total assets. FinPac contributed $2.6 million of non-performing loans as of September 30, 2013, adding 2 basis points to our non-covered, non-performing assets as a percentage of total assets ratio;
•	Provision for non-covered loan and lease losses of $3.0 million and non-covered net charge-offs of $4.2 million;
•	Cost of interest bearing deposits of 0.29% and cost of total interest bearing liabilities of 0.50%;
•	Tangible common equity ratio of 8.78%;
•	Total risk-based capital of 14.82%, and Tier 1 common to risk weighted asset ratio of 11.08%;
•	Declared a dividend of $0.15 per common share in the third quarter, representing a 71% payout ratio for the quarter, and;
•	Announced the merger agreement with Sterling Financial Corporation

“This past quarter was another strong period for Umpqua, highlighted by strong earnings in spite of reduced home lending volume, continued loan growth, the completion of our Financial Pacific acquisition that already is accretive to earnings, as well as the opening of our San Francisco flagship store,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “We were also pleased to announce the pending merger of Sterling Financial Corporation into Umpqua, which once approved will result in Umpqua becoming the largest community bank in the Western United States. This transaction will add significant forward momentum to the company and position the company for future growth.”

Acquisition of Financial Pacific Holding Corporation

The Company completed its acquisition of FinPac on July 1, 2013. The purchase price was approximately $156.1 million and paid with cash. After purchase accounting fair value adjustments, Umpqua Bank acquired assets totaling $376.1 million, including $264.3 million of leases, and assumed $211.2 million of term debt. In connection with this acquisition the Company recorded $97.0 million in goodwill. Please refer to table 6 on page 27 of this release for additional information related to the fair values of assets acquired and liabilities assumed from the FinPac acquisition. As expected, the acquisition of FinPac has been immediately accretive to operating earnings per share. FinPac contributed operating earnings of approximately $6.0 million in the third quarter.

Balance sheet

Total consolidated assets as of September 30, 2013 were $11.6 billion, compared to $11.4 billion on June 30, 2013 and $11.5 billion a year ago. Total gross loans and leases (covered and non-covered), and deposits, were $7.6 billion and $9.1 billion, respectively, as of September 30, 2013, as compared to $7.2 billion and $9.0 billion, respectively, as of June 30, 2013, and $6.8 billion and $9.1 billion, respectively, as of September 30, 2012.

Excluding the net amount acquired through the FinPac transaction (representing the acquired balance net of the $13.3 million of Umpqua Bank loans outstanding to FinPac immediately prior to acquisition), total non-covered loans held for investment increased $190.8 million during the third quarter of 2013. The increase primarily relates to commercial real estate (term financing & construction) as well residential mortgage production in the quarter. Covered loans declined $22.0 million during the third quarter of 2013. The covered loan portfolio will continue to decline over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, or as we work out and resolve troubled credits.

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2 Adjusted net interest margin is considered a “non-GAAP” financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Total deposits increased $110.9 million on a sequential quarter basis, and decreased $32.7 million from the same period of the prior year. The quarter over quarter period end increase in deposits result from timing differences on normal recurring deposit inflows, partially offset by the transfer of balances to securities sold under agreement to repurchase products. The increase in securities sold under agreements to repurchase over the prior periods reflects outflows from deposit balances and results from the FDIC discontinuing banking institutions’ ability to collateralize uninsured non-public funds deposits, while various customers still require or prefer some form of collateralization based on their business requirements.

Due to the significant amount of liquidity in the banking system and generally unattractive bond market conditions since the second half of 2009, the Company has been holding larger levels of interest bearing cash rather than investing all excess liquidity into the bond market. At September 30, 2013, the Company had $503 million of interest bearing cash earning 0.25%, the target Federal Funds Rate. The Company’s available for sale investment portfolio was $1.9 billion as of September 30, 2013, representing an 8% decrease from the prior quarter and a 34% decline from the same period of the prior year. During 2013 the Company has not reinvested investment cash flows back into the portfolio given the unattractive market prices and yields. The proceeds from the reduction in the investment portfolio have been utilized to fund noncovered loan growth in the quarter. Additionally, in conjunction with the July 1, 2013 acquisition of FinPac, the Company utilized approximately $367 million to complete the purchase and payoff their outstanding borrowing lines. The Company plans to hold an increased interest bearing cash position relative to historical levels until the investment alternatives in the market improve from both a return and duration standpoint and to fund anticipated future non-covered loan production and acquisition activities.

Including secured off-balance sheet lines of credit, total available liquidity to the Company was $3.9 billion as of September 30, 2013, representing 34% of total assets and 42% of total deposits.

Net interest margin

The Company reported a net interest margin of 4.23% for the third quarter of 2013, as compared to 3.73% for the second quarter of 2013, and 3.98% for the third quarter of 2012. The increase in net interest margin in the current quarter over the prior quarter primarily resulted from the acquired operations of FinPac that increased net interest margin 56 basis points due to the high yielding coupon characteristics of their lease portfolio. Other factors that contributed to the increase in net interest margin for the current quarter include the increase in average non-covered loans outstanding, the decrease in average interest bearing cash, an increase in investment yields, a decrease in the cost of interest bearing deposits, and a decline in average interest bearing liabilities, partially offset by a 10 basis point decline in non-covered loan yields excluding the FinPac acquired lease portfolio, the decrease in average covered loan balances, and the decrease in loan disposal gains from the covered loan portfolio. The increase in net interest margin in the current quarter over the same period of the prior year was largely due to the same factors noted above.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $1.8 million of interest income in the third quarter of 2013, as compared to $4.2 million in the second quarter of 2013 and $5.9 million in the third quarter of 2012. While dispositions of covered loans positively impact interest income and net interest margin, we recognize a corresponding decrease to the change in FDIC indemnification asset at the incremental loss-sharing rate within non-interest income.

Interest and fee reversals on non-accrual loans during the third quarter of 2013 remained low totaling $203 thousand, reflecting the continued stability of the non-covered loan portfolio, as compared to reversals of $33 thousand for the second quarter of 2013 and reversals of $174 thousand in the third quarter of 2012. Excluding the impact of loan disposal gains and interest and fee reversals on non-accrual loans, our adjusted net interest margin was 4.16% for the third quarter of 2013, 3.57% for the second quarter of 2013 and 3.76% for the third quarter of 2012. The sequential quarter increase in adjusted net interest margin is primarily

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

attributable to FinPac’s contribution to net interest income in the quarter. More information regarding this measurement and reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

The cost of interest bearing deposits was 0.29% for the third quarter of 2013, 6 basis points lower than the second quarter of 2013, and 14 basis points lower than the third quarter of 2012. The decline in the cost of interest bearing deposits in the quarter primarily related to a large balance of long term certificates of deposit originated in previous higher interest rate environments that matured and repriced at significantly lower rates in the third quarter. Management closely and continually monitors market deposit rates and develops our pricing strategy to ensure we are competitive in the market and in-line with our liquidity position and funding needs.

Mortgage banking revenue

The Company generated $15.1 million in total mortgage banking revenue during the third quarter of 2013, on closed loan volume of $463 million. This represents a 23% decrease in production volume compared to the second quarter of 2013 and a 25% decrease in production compared to the same period of the prior year. The third quarter’s sequential quarter decrease in production primarily related to lower refinance activity not fully offset by higher purchase activity, attributable to an increase in mortgage rates and the continued improvement of the housing sector. In the third quarter of 2013, the Company recognized a decrease in the fair value of the mortgage servicing right assets in the income statement of $0.4 million. Of the current quarter’s production 66% related to purchase activity, as compared to 49% in the second quarter of 2013 and 32% in the third quarter of 2012. Income from the origination and sale of mortgage loans was $12.8 million in the third quarter of 2013, representing a 37% decrease from the prior quarter, and a 52% decrease compared to the same quarter of the prior year. Servicing revenue was $2.7 million in the third quarter of 2013, representing an 8% increase from the prior quarter, and a 61% increase compared to the same quarter of the prior year, due to the growth in the total serviced portfolio principal balance. As of September 30, 2013, the Company serviced $4.2 billion of mortgage loans for others, and the related mortgage servicing right asset is valued at $41.9 million, or 1.00% of the total serviced portfolio principal balance.

Fair value of junior subordinated debentures

The Company recognized a $0.6 million loss from the change in fair value of junior subordinated debentures during the third quarter of 2013. The majority of the fair value difference under par value relates to the $61.8 million of junior subordinated debentures issued in the third quarter of 2007, which carry interest rate spreads of 135 and 275 basis points over the 3 month LIBOR. As of September 30, 2013, the credit risk adjusted interest spread for potential new issuances was estimated to be significantly higher than the contractual spread. The difference between these spreads has created a cumulative gain in fair value of the Company’s junior subordinated debentures, which results from their carrying amount compared to the estimated amount that would be paid to transfer the liability in an orderly transaction among market participants.

As these instruments are no longer being originated or actively traded in the primary or secondary markets, the quarterly fair value adjustments are difficult to estimate. We utilize an income approach valuation technique to determine the fair value of these liabilities using our estimation of market discount rate assumptions. The Company monitors activity in the trust preferred and related markets, to the extent available, changes related to the current and anticipated future interest rate environment, and considers our entity-specific creditworthiness, to validate the reasonableness of the credit risk adjusted spread and effective yield utilized in our discounted cash flow model. Absent changes to the significant inputs utilized in the discounted cash flow model used to measure the fair value of these instruments at each reporting period, the cumulative discount for each junior subordinated debenture will reverse over time, ultimately returning the carrying values of these instruments to their notional values at their expected redemption dates.

On July 2, 2013, the federal banking regulators approved the final proposed rules that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (Basel III). Under the final rule, consistent with Section 171 of the Dodd-Frank Wall Street

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Reform and Consumer Protection Act, bank holding companies with less than $15 billion assets as of December 31, 2009 will be grandfathered and may continue to include these instruments in Tier 1 capital, subject to certain restrictions. However, if an institution grows above $15 billion as a result of an acquisition (as would result from the proposed merger with Sterling Financial Corporation), or organically grows above $15 billion and then makes an acquisition, the combined trust preferred issuances would be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). If the Company exceeds $15 billion in consolidated assets other than in an organic manner and these instruments no longer qualify as Tier 1 capital, it is possible the Company may accelerate redemption of the existing junior subordinated debentures.  This could result in adjustments to the fair value of these instruments including the acceleration of losses on junior subordinated debentures carried at fair value within non-interest income. Umpqua currently does not intend to redeem outstanding trust preferred securities following the proposed merger in order to support regulatory total capital levels. As of September 30, 2013, the total par value of junior subordinated debentures carried at fair value was $134.0 million, and the fair value was $86.7 million.

Other non-interest income

Total other non-interest income for the third quarter of 2013 was $5.9 million, compared to $7.9 million for the second quarter of 2013 and $4.3 million for the third quarter of 2012. The primary component leading to the decline from the prior quarter relates to a $2.0 million gain on sale related to $32.4 million of government guaranteed loans in the second quarter of 2013. The largest recurring component of other income is Debt Capital Markets revenue, which was $1.9 million for the third quarter of 2013, compared to $2.4 million in the prior quarter and $1.6 million for the same quarter of the prior year. FinPac contributed $0.8 million of other non-interest income for the third quarter of 2013.

Non-interest expense

Total non-interest expense for the third quarter of 2013 was $95.6 million, compared to $87.9 million for the second quarter of 2013 and $87.0 million for the third quarter of 2012. Merger activities related to the FinPac acquisition and the proposed merger with Sterling Financial Corporation resulted in $4.9 million of merger expense in the third quarter, as compared to $0.8 million in the prior quarter and $0.1 million recognized in the same period of the prior year. Additionally, the operations of FinPac contributed $3.5 million of additional non-interest expense for the third quarter of 2013. Excluding FinPac operations and merger expenses, non-interest expense for the third quarter was in-line with the prior quarter and the same period of the prior year.

Income taxes

The Company recorded a provision for income taxes of $12.8 million in the third quarter of 2013, representing an effective tax rate of 35.2% for the quarter, and 34.7% for the year-to-date. The increase in the annualized tax rate relative to the prior quarter relates to acquired FinPac operations.

Capital

As of September 30, 2013, total shareholders’ equity was $1.73 billion, comprised entirely of common equity. Book value per common share was $15.42, tangible book value per common share was $8.47 and the ratio of tangible common equity to tangible assets was 8.78% (see explanation and reconciliation of these items in the Non-GAAP Financial Measures section below). The decline in tangible book value per common share and tangible common equity to tangible assets ratio in the current quarter results from the $97.0 million of goodwill recognized in the quarter in conjunction with the FinPac acquisition. During the third quarter of 2013, the Company repurchased 111,155 shares of common stock, for a total of $1.9 million. The Company may repurchase up to 12.0 million of additional shares under the previously announced share repurchase plan.

The Company’s estimated total risk-based capital ratio as of September 30, 2013 is 14.82%. This represents a decrease from June 30, 2013, as a result of the goodwill recorded in conjunction with the FinPac acquisition, increased risk weighted assets primarily due to organic non-covered loan growth and the amounts acquired through the FinPac transaction. Our total risk-based capital level is substantially in excess of the regulatory definition of “well-capitalized” of 10.00%. The Company’s estimated Tier 1 common to risk weighted assets

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

ratio is 11.08% as of September 30, 2013. These capital ratios as of September 30, 2013 are estimates pending completion and filing of the Company’s regulatory reports.

Asset quality – Non-covered loan portfolio

Non-covered, non-performing assets were $63.0 million, or 0.54% of total assets, as of September 30, 2013, compared to $68.1 million, or 0.60% of total assets as of June 30, 2013, and $99.6 million, or 0.86% of total assets as of September 30, 2012. Of this amount, as of September 30, 2013, $39.8 million represented non-accrual loans, $4.9 million represented loans past due greater than 90 days and still accruing interest, and $18.3 million was other real estate owned (“OREO”). FinPac contributed $2.6 million of non-performing assets to our September 30, 2013 totals, adding 2 basis points to our non-covered, non-performing assets as a percentage of total assets ratio.

Non-covered, classified assets are approximately $315.5 million as of September 30, 2013, representing a decline of 9% since the prior quarter and a 10% decline since the same period of the prior year. Classified assets include non-performing assets, as well as performing assets rated substandard or worse.

The Company has aggressively charged-down impaired assets, and the assets are expected to be resolved at those levels, absent further declines in market prices. As of September 30, 2013, the non-covered, non-performing assets of $63.0 million have been written down by 23%, or $19.1 million, from their current par balance of $82.1 million.

The provision for non-covered loan losses for the third quarter of 2013 was $3.0 million, as compared to $3.0 million from the prior quarter, and $7.1 million from the same period of the prior year.

The allowance for non-covered credit losses, which includes the allowance for non-covered loan and lease losses and the allowance for non-covered unfunded loan commitments, decreased to 1.19% of non-covered loans and leases at September 30, 2013, as compared to 1.28% of total non-covered loans and leases as of June 30, 2013 and 1.40% of total non-covered loans and leases as of September 30, 2012. The decline in the allowance for credit loss ratio in the current period reflects the acquisition of FinPac with their loans recorded at fair value with no associated allowance (4 basis points of the decline), and continued significant reductions in non-performing and classified loans in the current period, associated with the improving economic condition and increasing real estate values. The annualized net charge-off rate for the third quarter of 2013 was 0.23%, as compared to 0.11% in the prior quarter and 0.38% in the same period of the prior year.

Non-covered loans past due 30 to 89 days were $22.1 million, or 0.31% of non-covered loans and leases as of September 30, 2013, as compared to $22.0 million, or 0.32% of non-covered loans and leases as of June 30, 2013, and $28.5 million, or 0.46% of non-covered loans and leases as of September 30, 2012.

Non-covered restructured loans on accrual status were $69.5 million as of September 30, 2013, as compared to $73.9 million as of June 30, 2013, and $70.0 million as of September 30, 2012.

Non-covered commercial real estate loan portfolio

The total non-covered term commercial real estate loan portfolio was $4.00 billion as of September 30, 2013. Of this total, $2.77 billion are non-owner occupied and $1.23 billion are owner occupied. Of the total term commercial real estate portfolio, $18.5 million were on non-accrual status, $1.4 million were past due 90 days or more and accruing interest, and $9.7 million were past due 30-89 days as of September 30, 2013. Of the total non-covered commercial real estate portfolio, 9% matures in years 2013-2014, 15% in years 2015-2016, and 19% in years 2017-2018. The remaining 57% of the portfolio matures in or after the year 2019.

Non-covered construction loan portfolio

Total non-covered construction loans, including the residential development and commercial construction loan segments, was $326.8 million, or 4.5% of the total non-covered loan portfolio, as of September 30, 2013. Of

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

this amount, $8.0 million represented non-performing loans, $1.4 million were past due 30-89 days, and $25.0 million were classified as performing restructured loans.

Additional tables can be found at the end of this earnings release covering the following aspects of the Company's non-covered loan and leases portfolio: non-performing assets by type and by region, non-performing assets by type trends, loans and leases past due 30 to 89 days by type and by region, loans and leases past due 30 to 89 days by type trends, and restructured loans and leases on accrual status by type and by region.

Asset quality – Covered loan portfolio

Covered non-performing assets were $3.0 million, or 0.03% of total assets, as of September 30, 2013, as compared to $3.5 million, or 0.03% of total assets, as of June 30, 2013, and $8.1 million, or 0.07% of total assets, as of September 30, 2012. The total covered non-performing assets balance for all periods presented represents covered OREO.

In accordance with the guidance governing the accounting for purchased loan portfolios with evidence of credit deterioration subsequent to origination, the covered loans acquired have been assembled into pools of loans. As a result, individual loans underlying the loan pools are not reported as non-performing. Rather, the accretable yield of the pool is recognized to the extent pool level expected future cash flows discounted at the effective rate exceed the carrying value of the pool. To the extent discounted expected future cash flows are less than the carrying value of the pool, provisions for covered credit losses are recognized as a charge to earnings, but the adjusted carrying value of the loan pool continues to accrete into income at the effective rate.

As of acquisition date, covered non-performing assets were written-down to their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. The estimated credit losses embedded in these acquired non-performing loan portfolios were based on management’s and third-party consultants’ credit reviews of the portfolios performed during due diligence. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC indemnification (loss sharing) asset recognized within non-interest income. To the extent actual or projected cash flows are more than originally or previously estimated, the increase in cash flows is prospectively recognized in interest income; however, the increase in interest income would be mostly offset by a corresponding prospective decrease in the FDIC indemnification (loss sharing) asset recognized within non-interest income.

Announced merger with Sterling Financial Corporation

On September 11, 2013, Umpqua announced plans to merge with Sterling Financial Corporation, a bank holding company headquartered in Spokane, Washington with $10 billion in assets.  The transaction will have a total deal value of approximately $2.0 billion (based on closing price of Umpqua shares as of the date of announcement).  The combined organization will have approximately $22 billion in assets, $15 billion in loans and $16 billion in deposits.  Upon completion of the merger, the company will operate under the Umpqua Bank name and brand.  The regulatory application process is underway and we anticipate filing the Form S-4 registration statement within 45 days.  Integration planning has commenced and completion of the merger is expected to occur during the first half of 2014, subject to approval by each company’s shareholders, regulatory approvals and other customary closing conditions.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Umpqua believes that certain non-GAAP financial measures provide investors with information useful in understanding Umpqua’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua recognizes gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, Umpqua incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, we may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of Umpqua’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. We define operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change

Net earnings available to common shareholders	$23,281	$26,056	$24,983	(11)%	(7)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	332	328	332	1%	0%
Merger related expenses, net of tax (1)	2,914	486	51	500%	nm
Operating earnings	$26,527	$26,870	$25,366	(1)%	5%

Earnings per diluted share:
Earnings available to common shareholders	$0.21	$0.23	$0.22	(9)%	(5)%
Operating earnings	$0.24	$0.24	$0.23	0%	4%

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2013	Sep 30, 2012	% Change

Net earnings available to common shareholders	$72,515	$73,434	(1)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	986	989	0%
Merger related expenses, net of tax (1)	4,318	203	2,027%
Operating earnings	$77,819	$74,626	4%

Earnings per diluted share:
Earnings available to common shareholders	$0.65	$0.65	0%
Operating earnings	$0.69	$0.67	3%

(1)	Income tax effect of pro forma operating earnings adjustments at 40%.

nm = not meaningful

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

	Quarter ended:			Sequential Quarter	Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change

Net interest income	$106,809	$93,893	$102,040	14%	5%
Tax equivalent adjustment (1)	1,137	1,153	1,164	(1)%	(2)%
Net interest income (1)	107,946	95,046	103,204	14%	5%

Adjustments:
Interest and fee reversals on non-accrual loans	203	33	174	515%	17%
Covered loan disposal gains	(1,836)	(4,237)	(5,859)	(57)%	(69)%
Adjusted net interest income (1)	$106,313	$90,842	$97,519	17%	9%

Average interest earning assets	$10,135,947	$10,218,611	$10,313,397	(1)%	(2)%

Net interest margin – consolidated (1)	4.23%	3.73%	3.98%
Adjusted net interest margin – consolidated (1)	4.16%	3.57%	3.76%

	Nine Months Ended:		Year over Year
(Dollars in thousands, except per share data)	Sep 30, 2013	Sep 30, 2012	% Change

Net interest income	$294,891	$305,407	(3)%
Tax equivalent adjustment (1)	3,460	3,468	0%
Net interest income (1)	298,351	308,875	(3)%

Adjustments:
Interest and fee reversals on non-accrual loans	1,321	1,137	16%
Covered loan disposal gains	(9,227)	(11,572)	(20)%
Adjusted net interest income (1)	$290,445	$298,440	(3)%

Average interest earning assets	$10,201,559	$10,210,094	0%

Net interest margin – consolidated (1)	3.91%	4.04%
Adjusted net interest margin – consolidated (1)	3.81%	3.90%

(1) Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands, except per share data)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012

Total shareholders' equity	$1,725,995	$1,715,352	$1,714,093
Subtract:
Goodwill and other intangible assets, net	778,094	682,971	673,604
Tangible common shareholders' equity	$947,901	$1,032,381	$1,040,489

Total assets	$11,569,297	$11,392,208	$11,528,283
Subtract:
Goodwill and other intangible assets, net	778,094	682,971	673,604
Tangible assets	$10,791,203	$10,709,237	$10,854,679

Common shares outstanding at period end	111,928,762	111,898,620	111,915,015

Tangible common equity ratio	8.78%	9.64%	9.59%
Tangible book value per common share	$8.47	$9.23	$9.30

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations between San Francisco, California, and Seattle, Washington, along the Oregon and Northern California Coast, Central Oregon and Northern Nevada, and also owns Financial Pacific Leasing, a national business-essential commercial equipment leasing company. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Umpqua Holdings Corporation will conduct a quarterly earnings conference call Thursday, October 17, 2013, at 10:00 a.m. PDT (1:00 p.m. EDT) during which the Company will discuss third quarter 2013 results and provide an update on recent activities. There will be a question-and-answer session following the presentation. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 287-5529 a few minutes before 10:00 a.m. The conference ID is 7876361. A re-broadcast will be available approximately two hours after the conference call by dialing (888) 203-1112 and entering passcode 7876361 or by visiting www.umpquaholdingscorp.com. Information to be discussed in the teleconference will be available on the company’s website after the market closes on Wednesday, October 16, 2013.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about size and growth potential from the announced acquisition of Sterling Financial Corporation, how we expect to determine the fair value of junior subordinated debentures; our success in resolving remaining credits at the estimated value of related collateral; the mitigating effect of FDIC loss sharing agreements on the covered loan portfolio; valuations of, and the potential accelerated redemption of, junior subordinated debentures and our current intent to not redeem those securities following the merger with Sterling Financial Corporation; costs of interest bearing deposits and management’s pricing strategy; future acquisition opportunities; our plans to hold a large interest bearing cash position, relative to historical levels; and the completion of the proposed merger with Sterling Financial Corporation. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures, a material drop in mortgage interest rates that reduces the value of the MSR asset, prolonged low interest rate environment, unanticipated weakness in loan demand or loan pricing, deterioration in the economy, material reductions in revenue or material increases in expenses, lack of strategic growth opportunities or our failure to execute on those opportunities, our inability to effectively manage problem credits, certain loan assets becoming ineligible for loss sharing, unanticipated increases in the cost of deposits, asset growth that triggers a phase-out of junior subordinated debentures from Tier 1 capital and continued negative pressure on interest income associated with our large cash position; failure to obtain the approval of shareholders of Sterling or Umpqua in connection with the proposed merger; the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Sterling and Umpqua; the diversion of management time on issues related to the merger; the failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; and changes in general economic conditions.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Important Information for Investors and Shareholders

In connection with the proposed merger, Umpqua Holdings Corporation (“Umpqua”) will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus of Sterling Financial Corporation (“Sterling”) and Umpqua, and Sterling and Umpqua will each file other documents with respect to the proposed merger. A definitive joint proxy statement/prospectus will be mailed to shareholders of Sterling and Umpqua. Investors and security holders of Sterling and Umpqua are urged to read the joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Umpqua or Sterling through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Umpqua will be available free of charge on Umpqua’s internet website at www.umpquaholdingscorp.com or by contacting Umpqua’s Investor Relations Department at 503.268.6675. Copies of the documents filed with the SEC by Sterling will be available free of charge on Sterling’s internet website at www.sterlingfinancialcorporation.com or by contacting Sterling’s Investor Relations Department at (509) 358-8097.

Umpqua, Sterling, their directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Umpqua is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on February 25, 2013, and its Current Report on Form 8-K that was filed with the SEC on April 11, 2013. Information about the directors and executive officers of Sterling is set forth in its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 15, 2013, and its Current Reports on Form 9-K or 8-k/A that were filed with the SEC on May 10, 2013, June 20, 2013 and August 9, 2013. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change
Interest income
Non-covered loans and leases	$93,706	$78,434	$78,090	19%	20%
Covered loans and leases	11,837	14,750	20,325	(20)%	(42)%
Interest and dividends on investments:
Taxable	7,882	8,103	13,057	(3)%	(40)%
Exempt from federal income tax	2,200	2,237	2,302	(2)%	(4)%
Dividends	51	90	3	(43)%	nm
Temporary investments & interest bearing deposits	284	401	331	(29)%	(14)%
Total interest income	115,960	104,015	114,108	11%	2%

Interest expense
Deposits	4,845	5,864	7,623	(17)%	(36)%
Repurchase agreements and fed funds purchased	35	33	73	6%	(52)%
Term debt	2,338	2,305	2,335	1%	0%
Junior subordinated debentures	1,933	1,920	2,037	1%	(5)%
Total interest expense	9,151	10,122	12,068	(10)%	(24)%

Net interest income	106,809	93,893	102,040	14%	5%

Provision for non-covered loan and lease losses	3,008	2,993	7,078	1%	(58)%
(Recapture of) provision for covered loan and lease losses	(1,904)	(3,072)	2,927	(38)%	nm

Non-interest income
Service charges	8,374	7,478	7,122	12%	18%
Brokerage fees	3,854	3,662	3,186	5%	21%
Mortgage banking revenue, net	15,071	24,289	24,346	(38)%	(38)%
Net gain on investment securities	3	8	21	(63)%	(86)%
Loss on junior subordinated debentures
carried at fair value	(554)	(547)	(554)	1%	0%
Change in FDIC indemnification asset	(6,474)	(8,294)	(4,759)	(22)%	36%
Other income	5,870	7,901	4,317	(26)%	36%
Total non-interest income	26,144	34,497	33,679	(24)%	(22)%

Non-interest expense
Salaries and employee benefits	53,699	52,067	49,543	3%	8%
Net occupancy and equipment	16,019	15,059	13,441	6%	19%
Intangible amortization	1,186	1,205	1,189	(2)%	0%
FDIC assessments	1,709	1,672	1,699	2%	1%
Net (gain) loss on non-covered other real estate owned	(27)	(146)	2,168	(82)%	(101)%
Net (gain) loss on covered other real estate owned	(68)	(62)	461	10%	(115)%
Merger related expenses	4,856	810	85	500%	nm
Other expense	18,230	17,326	18,388	5%	(1)%
Total non-interest expense	95,604	87,931	86,974	9%	10%

Income before provision for income taxes	36,245	40,538	38,740	(11)%	(6)%
Provision for income taxes	12,768	14,285	13,587	(11)%	(6)%
Net income	23,477	26,253	25,153	(11)%	(7)%

Dividends and undistributed earnings
allocated to participating securities	196	197	170	(1)%	15%
Net earnings available to common shareholders	$23,281	$26,056	$24,983	(11)%	(7)%

Weighted average basic shares outstanding	111,912,190	111,954,467	111,899,086	0%	0%
Weighted average diluted shares outstanding	112,195,288	112,145,157	112,150,866	0%	0%
Earnings per common share – basic	$0.21	$0.23	$0.22	(9)%	(5)%
Earnings per common share – diluted	$0.21	$0.23	$0.22	(9)%	(5)%

nm = not meaningful

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation Consolidated Statements of Income (Unaudited)

	Nine Months Ended:
(Dollars in thousands, except per share data)	Sep 30, 2013	Sep 30, 2012	% Change
Interest income
Loans and leases	$250,685	$233,386	7%
Covered loans and leases	41,167	54,603	(25)%
Interest and dividends on investments:
Taxable	24,629	47,712	(48)%
Exempt from federal income tax	6,725	6,870	(2)%
Dividends	165	37	346%
Temporary investments & interest bearing cash	937	736	27%
Total interest income	324,308	343,344	(6)%

Interest expense
Deposits	16,587	24,637	(33)%
Repurchase agreements and fed funds purchased	99	232	(57)%
Term debt	6,916	6,944	0%
Junior subordinated debentures	5,815	6,124	(5)%
Total interest expense	29,417	37,937	(22)%

Net interest income	294,891	305,407	(3)%

Provision for non-covered loan and lease losses	12,989	16,883	(23)%
(Recapture of) provision for covered loan and lease losses	(4,744)	4,302	nm

Non-interest income
Service charges	22,844	20,978	9%
Brokerage fees	11,152	9,662	15%
Mortgage banking revenue, net	62,928	53,069	19%
Net gain on investment securities	18	1,199	(98)%
Loss on junior subordinated debentures
carried at fair value	(1,643)	(1,649)	0%
Change in FDIC indemnification asset	(19,841)	(10,644)	86%
Other income	19,198	17,227	11%
Total non-interest income	94,656	89,842	5%

Non-interest expense
Salaries and employee benefits	157,271	146,615	7%
Net occupancy and equipment	45,813	40,519	13%
Intangible amortization	3,595	3,612	0%
FDIC assessments	5,032	5,553	(9)%
Net (gain) loss on non-covered other real estate owned	(303)	6,244	(105)%
Net loss on covered other real estate owned	154	3,084	(95)%
Merger related expenses	7,197	338	nm
Other expense	50,538	55,641	(9)%
Total non-interest expense	269,297	261,606	3%

Income before provision for income taxes	112,005	112,458	0%
Provision for income taxes	38,914	38,525	1%
Net income	73,091	73,933	(1)%

Dividends and undistributed earnings
allocated to participating securities	576	499	15%
Net earnings available to common shareholders	$72,515	$73,434	(1)%

Weighted average basic shares outstanding	111,934,482	111,928,299	0%
Weighted average diluted shares outstanding	112,153,737	112,159,107	0%
Earnings per common share – basic	$0.65	$0.66	(2)%
Earnings per common share – diluted	$0.65	$0.65	0%

nm = not meaningful

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation Consolidated Balance Sheet (Unaudited)

				Sequential	Year over
				Quarter	Year
(Dollars in thousands, except per share data)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change
Assets:
Cash and due from banks	$193,188	$143,409	$159,290	35%	21%
Interest bearing deposits	503,369	659,817	336,780	(24)%	49%
Temporary investments	534	1,768	536	(70)%	0%
Investment securities:
Trading, at fair value	4,012	3,863	3,053	4%	31%
Available for sale, at fair value	1,910,082	2,083,755	2,899,361	(8)%	(34)%
Held to maturity, at amortized cost	5,766	3,741	5,359	54%	8%
Loans held for sale	113,993	173,994	240,613	(34)%	(53)%
Non-covered loans and leases	7,228,904	6,787,117	6,248,425	7%	16%
Allowance for non-covered loan and lease losses	(84,694)	(85,836)	(84,759)	(1)%	0%
Non-covered loans and leases, net	7,144,210	6,701,281	6,163,666	7%	16%
Covered loans and leases, net	397,083	419,059	515,045	(5)%	(23)%
Restricted equity securities	31,444	32,112	31,365	(2)%	0%
Premises and equipment, net	173,876	170,145	154,288	2%	13%
Goodwill and other intangibles, net	778,094	682,971	673,604	14%	16%
Mortgage servicing rights, at fair value	41,853	38,192	24,489	10%	71%
Non-covered other real estate owned	18,249	13,235	19,264	38%	(5)%
Covered other real estate owned	2,980	3,484	8,111	(14)%	(63)%
FDIC indemnification asset	29,427	36,263	60,506	(19)%	(51)%
Other assets	221,137	225,119	232,953	(2)%	(5)%
Total assets	$11,569,297	$11,392,208	$11,528,283	2%	0%

Liabilities:
Deposits	$9,067,240	$8,956,325	$9,099,929	1%	0%
Securities sold under agreements to repurchase	215,310	176,447	161,051	22%	34%
Term debt	252,017	252,543	254,123	0%	(1)%
Junior subordinated debentures, at fair value	86,718	86,159	84,538	1%	3%
Junior subordinated debentures, at amortized cost	101,979	102,060	102,302	0%	0%
Other liabilities	120,038	103,322	112,247	16%	7%
Total liabilities	9,843,302	9,676,856	9,814,190	2%	0%

Shareholders' equity:
Common stock	1,513,225	1,512,657	1,512,744	0%	0%
Retained earnings	209,597	203,058	169,480	3%	24%
Accumulated other comprehensive income (loss)	3,173	(363)	31,869	nm	nm
Total shareholders' equity	1,725,995	1,715,352	1,714,093	1%	1%
Total liabilities and shareholders' equity	$11,569,297	$11,392,208	$11,528,283	2%	0%

Common shares outstanding at period end	111,928,762	111,898,620	111,915,015	0%	0%
Book value per common share	$15.42	$15.33	$15.32	1%	1%
Tangible book value per common share	$8.47	$9.23	$9.30	(8)%	(9)%
Tangible equity - common	$947,901	$1,032,381	$1,040,489	(8)%	(9)%
Tangible common equity to tangible assets	8.78%	9.64%	9.59%

nm = not meaningful

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation Non-covered Loan & Lease Portfolio (Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2013		Jun 30, 2013		Sep 30, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term	$2,771,039	38%	$2,704,190	40%	$2,472,156	40%	2%	12%
Owner occupied term	1,234,944	17%	1,226,213	18%	1,234,928	20%	1%	0%
Commercial construction	247,809	3%	226,924	3%	174,554	3%	9%	42%
Residential development	78,998	1%	66,750	1%	64,158	1%	18%	23%
Commercial:
Term	769,173	11%	770,083	11%	755,255	12%	0%	2%
Lines of credit & other	951,923	13%	942,735	14%	835,013	13%	1%	14%
Leases, net	335,580	5%	51,924	1%	30,838	0%	546%	988%
Residential real estate:
Mortgage	550,200	8%	508,815	7%	391,370	6%	8%	41%
Home equity lines & loans	256,202	4%	258,240	4%	264,379	4%	(1)%	(3)%
Consumer & other	43,621	1%	42,016	1%	37,874	1%	4%	15%
Deferred loan fees, net	(10,585)	0%	(10,773)	0%	(12,100)	0%	(2)%	(13)%
Total	$7,228,904	100%	$6,787,117	100%	$6,248,425	100%	7%	16%

Umpqua Holdings Corporation Covered Loan & Lease Portfolio, Net (Unaudited)
(Dollars in thousands)	Sep 30, 2013		Jun 30, 2013		Sep 30, 2012		Sequential Quarter	Year over Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Covered loans & leases:
Commercial real estate:
Non-owner occupied term	$256,406	65%	$270,765	65%	$323,116	63%	(5)%	(21)%
Owner occupied term	54,332	14%	57,446	14%	74,914	15%	(5)%	(27)%
Commercial construction	6,654	2%	6,783	2%	11,217	2%	(2)%	(41)%
Residential development	7,468	2%	7,025	2%	9,005	2%	6%	(17)%
Commercial:
Term	13,864	3%	17,394	4%	21,899	4%	(20)%	(37)%
Lines of credit & other	10,583	3%	9,503	2%	16,037	3%	11%	(34)%
Residential real estate:
Mortgage	23,161	6%	24,879	6%	29,033	6%	(7)%	(20)%
Home equity lines & loans	20,037	5%	20,769	5%	23,659	5%	(4)%	(15)%
Consumer & other	4,578	1%	4,495	1%	6,165	1%	2%	(26)%
Total	$397,083	100%	$419,059	100%	$515,045	100%	(5)%	(23)%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of EvergreenBank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
							Sequential	Year over
(Dollars in thousands)	Sep 30, 2013		Jun 30, 2013		Sep 30, 2012		Quarter	Year
	Amount	Mix	Amount	Mix	Amount	Mix	% Change	% Change
Deposits:
Demand, non-interest bearing	$2,421,008	27%	$2,218,536	25%	$2,113,842	23%	9%	15%
Demand, interest bearing	1,179,351	13%	1,128,361	13%	1,140,988	13%	5%	3%
Money market	3,283,085	36%	3,254,117	36%	3,378,625	37%	1%	(3)%
Savings	551,327	6%	513,317	6%	442,406	5%	7%	25%
Time	1,632,469	18%	1,841,994	21%	2,024,068	22%	(11)%	(19)%
Total	$9,067,240	100%	$8,956,325	100%	$9,099,929	100%	1%	0%

Total core deposits (1)	$7,926,734	87%	$7,655,237	85%	$7,624,240	84%	4%	4%

Number of open accounts:
Demand, non-interest bearing	186,975		187,026		178,623		0%	5%
Demand, interest bearing	49,226		50,136		50,077		(2)%	(2)%
Money market	35,909		36,555		37,476		(2)%	(4)%
Savings	84,448		84,784		83,018		0%	2%
Time	24,618		26,653		29,153		(8)%	(16)%
Total	381,176		385,154		378,347		(1)%	1%

Average balance per account:
Demand, non-interest bearing	$12.9		$11.9		$11.8
Demand, interest bearing	24.0		22.5		22.8
Money market	91.4		89.0		90.2
Savings	6.5		6.1		5.3
Time	66.3		69.1		69.4
Total	$23.8		$23.3		$24.1

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change

Non-covered, non-performing assets:
Non-covered loans and leases on non-accrual status	$39,805	$48,855	$73,748	(19)%	(46)%
Non-covered loans and leases past due 90+ days & accruing	4,936	6,052	6,585	(18)%	(25)%
Total non-performing loans and leases	44,741	54,907	80,333	(19)%	(44)%
Non-covered other real estate owned	18,249	13,235	19,264	38%	(5)%
Total	$62,990	$68,142	$99,597	(8)%	(37)%

Non-covered performing restructured loans and leases	$69,497	$73,884	$70,015	(6)%	(1)%

Non-covered loans and leases past due 30-89 days	$22,060	$21,964	$28,495	0%	(23)%
Non-covered loans and leases past due 30-89 days to non-covered loans and leases	0.31%	0.32%	0.46%

Non-covered, non-performing loans and leases to
non-covered loans and leases	0.62%	0.81%	1.29%
Non-covered, non-performing assets to total assets	0.54%	0.60%	0.86%

Covered non-performing assets:
Covered loans and leases on non-accrual status	$--	$--	$--	nm	nm
Total non-performing loans and leases	--	--	--	nm	nm
Covered other real estate owned	2,980	3,484	8,111	(14)%	(63)%
Total	$2,980	$3,484	$8,111	(14)%	(63)%

Covered non-performing loans and leases to
covered loans and leases	--%	--%	--%
Covered non-performing assets to total assets	0.03%	0.03%	0.07%

Total non-performing assets:
Loans and leases on non-accrual status	$39,805	$48,855	$73,748	(19)%	(46)%
Loans and leases past due 90+ days & accruing	4,936	6,052	6,585	(18)%	(25)%
Total non-performing loans and leases	44,741	54,907	80,333	(19)%	(44)%
Other real estate owned	21,229	16,719	27,375	27%	(22)%
Total	$65,970	$71,626	$107,708	(8)%	(39)%

Non-performing loans and leases to loans and leases	0.59%	0.76%	1.19%
Non-performing assets to total assets	0.57%	0.63%	0.93%

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)
				Sequential	Year over
		Quarter Ended		Quarter	Year
(Dollars in thousands)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$85,836	$84,692	$83,618
Provision for non-covered loan and lease losses	3,008	2,993	7,078	1%	(58)%

Charge-offs	(6,317)	(4,604)	(7,644)	37%	(17)%
Recoveries	2,167	2,755	1,707	(21)%	27%
Net charge-offs	(4,150)	(1,849)	(5,937)	124%	(30)%

Total allowance for non-covered loan and lease losses	84,694	85,836	84,759	(1)%	0%

Reserve for unfunded commitments	1,375	1,327	2,757	4%	(50)%
Total allowance for non-covered credit losses	$86,069	$87,163	$87,516	(1)%	(2)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.23%	0.11%	0.38%
Recoveries to gross charge-offs	34.30%	59.84%	22.33%
Allowance for non-covered loan losses to
non-covered loans and leases	1.17%	1.26%	1.36%
Allowance for non-covered credit losses to
non-covered loans and leases	1.19%	1.28%	1.40%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2013	Sep 30, 2012	% Change
Allowance for non-covered credit losses:
Balance beginning of period	$85,391	$92,968
Provision for non-covered loan and lease losses	12,989	16,883	(23)%

Charge-offs	(19,646)	(31,937)	(38)%
Recoveries	5,960	6,845	(13)%
Net charge-offs	(13,686)	(25,092)	(45)%

Total allowance for non-covered loan and lease losses	84,694	84,759	0%

Reserve for unfunded commitments	1,375	2,757	(50)%
Total allowance for non-covered credit losses	$86,069	$87,516	(2)%

Net charge-offs to average non-covered
loans and leases (annualized)	0.27%	0.55%
Recoveries to gross charge-offs	30.34%	21.43%

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	Change	Change
Average Rates:
Yield on non-covered loans and leases	5.12%	4.59%	4.87%	0.53	0.25
Yield on covered loans and leases	11.67%	13.82%	15.09%	(2.15)	(3.42)
Yield on taxable investments	1.77%	1.59%	1.99%	0.18	(0.22)
Yield on tax-exempt investments (1)	5.62%	5.34%	5.28%	0.28	0.34
Yield on temporary investments & interest bearing cash	0.25%	0.26%	0.26%	(0.01)	(0.01)
Total yield on earning assets (1)	4.58%	4.13%	4.45%	0.45	0.13

Cost of interest bearing deposits	0.29%	0.35%	0.43%	(0.06)	(0.14)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.07%	0.08%	0.19%	(0.01)	(0.12)
Cost of term debt	3.69%	3.66%	3.65%	0.03	0.04
Cost of junior subordinated debentures	4.08%	4.10%	4.35%	(0.02)	(0.27)
Total cost of interest bearing liabilities	0.50%	0.55%	0.63%	(0.05)	(0.13)

Net interest spread (1)	4.08%	3.58%	3.82%	0.50	0.26
Net interest margin – Consolidated (1)	4.23%	3.73%	3.98%	0.50	0.25

Net interest margin – Bank (1)	4.30%	3.80%	4.05%	0.50	0.25

As reported (GAAP):
Return on average assets	0.81%	0.91%	0.86%	(0.10)	(0.05)
Return on average tangible assets	0.87%	0.97%	0.91%	(0.10)	(0.04)
Return on average common equity	5.38%	6.05%	5.81%	(0.67)	(0.43)
Return on average tangible common equity	9.83%	10.00%	9.60%	(0.17)	0.23
Efficiency ratio – Consolidated	71.30%	67.88%	63.54%	3.42	7.76
Efficiency ratio – Bank	69.30%	65.56%	61.36%	3.74	7.94

Operating basis (non-GAAP): (2)
Return on average assets	0.92%	0.94%	0.87%	(0.02)	0.05
Return on average tangible assets	0.99%	1.00%	0.93%	(0.01)	0.06
Return on average common equity	6.13%	6.24%	5.90%	(0.11)	0.23
Return on average tangible common equity	11.20%	10.31%	9.75%	0.89	1.45
Efficiency ratio – Consolidated	67.40%	66.97%	63.22%	0.43	4.18
Efficiency ratio – Bank	65.63%	64.93%	61.30%	0.70	4.33

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation Selected Ratios (Unaudited)

	Nine Months Ended:
	Sep 30, 2013	Sep 30, 2012	Change
Average Rates:
Yield on non-covered loans and leases	4.80%	5.03%	(0.23)
Yield on covered loans and leases	12.80%	12.74%	0.06
Yield on taxable investments	1.61%	2.28%	(0.67)
Yield on tax-exempt investments (1)	5.42%	5.37%	0.05
Yield on temporary investments & interest bearing cash	0.26%	0.25%	0.01
Total yield on earning assets (1)	4.30%	4.54%	(0.24)

Cost of interest bearing deposits	0.33%	0.46%	(0.13)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.08%	0.23%	(0.15)
Cost of term debt	3.66%	3.64%	0.02
Cost of junior subordinated debentures	4.10%	4.40%	(0.30)
Total cost of interest bearing liabilities	0.53%	0.66%	(0.13)

Net interest spread (1)	3.77%	3.88%	(0.11)
Net interest margin – Consolidated (1)	3.91%	4.04%	(0.13)

Net interest margin – Bank (1)	3.98%	4.12%	(0.14)

As reported (GAAP):
Return on average assets	0.85%	0.86%	(0.01)
Return on average tangible assets	0.90%	0.91%	(0.01)
Return on average common equity	5.61%	5.79%	(0.18)
Return on average tangible common equity	9.59%	9.62%	(0.03)
Efficiency ratio – Consolidated	68.52%	65.61%	2.91
Efficiency ratio – Bank	66.28%	63.32%	2.96

Operating basis (non-GAAP): (2)
Return on average assets	0.91%	0.87%	0.04
Return on average tangible assets	0.97%	0.92%	0.05
Return on average common equity	6.02%	5.88%	0.14
Return on average tangible common equity	10.29%	9.78%	0.51
Efficiency ratio – Consolidated	66.41%	65.26%	(1.15)
Efficiency ratio – Bank	64.43%	63.24%	(1.19)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.

(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation Average Balances
(Unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change

Temporary investments & interest bearing cash	$443,148	$622,209	$509,242	(29)%	(13)%
Investment securities, taxable	1,788,567	2,062,819	2,630,018	(13)%	(32)%
Investment securities, tax-exempt	237,545	253,975	262,323	(6)%	(9)%
Loans held for sale	136,261	140,802	215,408	(3)%	(37)%
Non-covered loans and leases	7,128,023	6,710,803	6,160,590	6%	16%
Covered loans and leases	402,403	428,003	535,816	(6)%	(25)%
Total interest earning assets	10,135,947	10,218,611	10,313,397	(1)%	(2)%
Goodwill & other intangible assets, net	778,055	683,446	674,122	14%	15%
Total assets	11,454,639	11,447,868	11,558,901	0%	(1)%

Non-interest bearing demand deposits	2,317,932	2,210,760	2,075,097	5%	12%
Interest bearing deposits	6,691,579	6,803,879	7,086,622	(2)%	(6)%
Total deposits	9,009,511	9,014,639	9,161,719	0%	(2)%
Interest bearing liabilities	7,319,459	7,409,284	7,676,539	(1)%	(5)%

Shareholders’ equity - common	1,717,863	1,728,354	1,709,270	(1)%	1%
Tangible common equity (1)	939,808	1,044,908	1,035,148	(10)%	(9)%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2013	Sep 30, 2012	% Change
Temporary investments & interest bearing cash	$483,142	$388,862	24%
Investment securities, taxable	2,049,630	2,791,915	(27)%
Investment securities, tax-exempt	250,535	256,510	(2)%
Loans held for sale	154,839	154,225	0%
Non-covered loans and leases	6,833,504	6,046,101	13%
Covered loans and leases	429,909	572,481	(25)%
Total interest earning assets	10,201,559	10,210,094	0%
Goodwill & other intangible assets, net	716,137	675,311	6%
Total assets	11,468,348	11,453,844	0%

Non-interest bearing demand deposits	2,228,530	1,968,153	13%
Interest bearing deposits	6,809,997	7,128,709	(4)%
Total deposits	9,038,527	9,096,862	(1)%
Interest bearing liabilities	7,414,449	7,705,983	(4)%

Shareholders’ equity - common	1,727,229	1,694,706	2%
Tangible common equity (1)	1,011,092	1,019,395	(1)%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Umpqua Holdings Corporation Mortgage Banking Activity
(unaudited)
				Sequential	Year over
	Quarter Ended:			Quarter	Year
(Dollars in thousands)	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change

Mortgage Servicing Rights (MSR):
Mortgage loans serviced for others	$4,195,759	$3,911,273	$2,814,102	7%	49%
MSR asset, at fair value	41,853	38,192	24,489	10%	71%
MSR as % of serviced portfolio	1.00%	0.98%	0.87%

Mortgage Banking Revenue:
Origination and sale	$12,764	$20,381	$26,319	(37)%	(52)%
Servicing	2,718	2,521	1,692	8%	61%
Change in fair value of MSR asset	(411)	1,387	(3,665)	(130)%	(89)%
Total	$15,071	$24,289	$24,346	(38)%	(38)%

Closed loan volume	$463,036	$599,268	$621,276	(23)%	(25)%

	Nine Months Ended:
(Dollars in thousands)	Sep 30, 2013	Sep 30, 2012	% Change

Mortgage Banking Revenue:
Origination and sale	$56,202	$54,126	4%
Servicing	7,484	4,561	64%
Change in fair value of MSR asset	(758)	(5,618)	(87)%
Total	$62,928	$53,069	19%

Closed loan volume	$1,571,308	$1,512,624	4%

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

Additional Tables

The following tables present additional detail covering the following aspects of the Company's non-covered loan portfolio.

•	Table 1 – Non-covered, non-performing assets by type and by region
•	Table 2 – Non-covered, non-performing assets by type trends
•	Table 3 – Non-covered loans and leases past due 30-89 days by type and by region
•	Table 4 – Non-covered loans and leases past due 30-89 days by type trends
•	Table 5 – Non-covered restructured loans and leases on accrual status by type and by region
•	Table 6 – Estimated fair values of assets and liabilities acquired from FinPac

The following is a distribution of non-covered, non-performing assets by type and by region as of September 30, 2013:

Table 1 - Non-covered, non-performing assets by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Non-accrual loans and leases:
Commercial real estate:
Non-owner occupied term	$--	$4,270	$3,487	$391	$2,059	$4,905	$15,112
Owner occupied term	--	750	--	1,936	--	731	3,417
Commercial construction	--	5,130	--	--	--	--	5,130
Residential development	--	2,871	--	--	--	--	2,871
Commercial	2,105	8,179	214	2,289	135	353	13,275
Other	--	--	--	--	--	--	--
Total	$2,105	$21,200	$3,701	$4,616	$2,194	$5,989	$39,805

Loans and leases 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$--	$--	$--	$--	$1,252	$150	$1,402
Owner occupied term	--	--	--	--	--	--	--
Commercial construction	--	--	--	--	--	--	--
Residential development	--	--	--	--	--	--	--
Commercial	470	--	--	--	--	--	470
Other	--	2,712	15	136	28	173	3,064
Total	$470	$2,712	$15	$136	$1,280	$323	$4,936

Total non-performing loans and leases	$2,575	$23,912	$3,716	$4,752	$3,474	$6,312	$44,741

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$--	$10,817	$--	$155	$--	$--	$10,972
Owner occupied term	--	138	598	219	3,069	--	4,024
Commercial construction	662	--	--	--	163	1,435	2,260
Residential development	--	--	--	--	--	--	--
Commercial	--	13	--	--	460	--	473
Other	--	452	46	22	--	--	520
Total	$662	$11,420	$644	$396	$3,692	$1,435	$18,249

Total non-performing assets	$3,237	$35,332	$4,360	$5,148	$7,166	$7,747	$62,990
% of total	5.1%	56.1%	6.9%	8.2%	11.4%	12.3%	100%

The Company has aggressively charged-down impaired assets. As of September 30, 2013, the non-covered, non-performing assets of $63.0 million have been written down by 23%, or $19.1 million, from their current par balance of $82.1 million.

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

The following is a distribution of non-covered, non-performing assets by type as of September 30, 2013, June 30, 2013 and September 30, 2012:

Table 2 –Non-covered, non-performing assets by type trends
(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change
Non-accrual loans and leases:
Commercial real estate:
Non-owner occupied term	$15,112	$28,040	$36,277	(46)%	(58)%
Owner occupied term	3,417	2,546	8,070	34%	(58)%
Commercial construction	5,130	--	5,129	nm	0%
Residential development	2,871	4,845	9,567	(41)%	(70)%
Commercial	13,275	13,424	14,039	(1)%	(5)%
Other	--	--	666	nm	(100)%
Total	$39,805	$48,855	$73,748	(19)%	(46)%

Loans and leases 90 days past due & accruing:
Commercial real estate:
Non-owner occupied term	$1,402	$--	$313	nm	348%
Owner occupied term	--	--	354	nm	(100)%
Commercial construction	--	--	--	nm	nm
Residential development	--	--	--	nm	nm
Commercial	470	19	--	nm	nm
Other	3,064	6,033	5,918	(49)%	(48)%
Total	$4,936	$6,052	$6,585	(18)%	(25)%

Total non-performing loans and leases	$44,741	$54,907	$80,333	(19)%	(44)%

Other real estate owned:
Commercial real estate:
Non-owner occupied term	$10,972	$3,811	$6,386	188%	72%
Owner occupied term	4,024	4,193	5,436	(4)%	(26)%
Commercial construction	2,260	2,265	2,421	0%	(7)%
Residential development	--	293	3,135	(100)%	(100)%
Commercial	473	2,203	1,312	(79)%	(64)%
Other	520	470	574	11%	(9)%
Total	$18,249	$13,235	$19,264	38%	(5)%

Total non-performing assets	$62,990	$68,142	$99,597	(8)%	(37)%

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

The following is a distribution of non-covered loans and leases past due 30 to 89 days by loan type by region as of September 30, 2013:

Table 3 – Non-covered loans and leases past due 30-89 days by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Loans and leases 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$--	$488	$218	$--	$3,556	$2,219	$6,481
Owner occupied term	510	--	343	2,230	--	173	3,256
Commercial construction	--	--	--	--	--	--	--
Residential development	--	1,373	--	--	--	--	1,373
Commercial	5,679	136	177	2,011	221	215	8,439
Other	15	1,636	71	206	77	506	2,511
Total	$6,204	$3,633	$809	$4,447	$3,854	$3,113	$22,060

The following is a distribution of non-covered loans and leases past due 30 to 89 days by type as of September 30, 2013, June 30, 2013 and September 30, 2012:

Table 4 –Non-covered loans and leases past due 30-89 days by type trends

(Dollars in thousands)
				Sequential	Year
				Quarter	Over Year
	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	% Change	% Change
Loans and leases 30-89 days past due:
Commercial real estate:
Non-owner occupied term	$6,481	$4,684	$6,770	38%	(4)%
Owner occupied term	3,256	8,864	13,273	(63)%	(75)%
Commercial construction	--	--	--	nm	nm
Residential development	1,373	1,242	--	11%	nm
Commercial	8,439	3,761	5,539	124%	52%
Other	2,511	3,413	2,913	(26)%	(14)%
Total	$22,060	$21,964	$28,495	0%	(23)%

The following is a distribution of non-covered restructured loans and leases on accrual status by type by region as of September 30, 2013:

Table 5 – Non-covered restructured loans and leases on accrual status by type and by region
(Dollars in thousands)
		Northwest	Southern	Northern	Central	Greater Bay
	Washington	Oregon	Oregon	California	California	California	Total
Restructured loans and leases, accrual basis:
Commercial real estate:
Non-owner occupied term	$13,252	$13,558	$3,867	$--	$6,845	$--	$37,522
Owner occupied term	--	655	--	623	3,953	--	5,231
Commercial construction	--	8,560	--	--	1,092	--	9,652
Residential development	--	7,427	--	--	7,925	--	15,352
Commercial	--	--	--	--	1,265	--	1,265
Other	--	475	--	--	--	--	475
Total	$13,252	$30,675	$3,867	$623	$21,080	$--	$69,497

nm = not meaningful

Umpqua Holdings Corporation announces third quarter 2013 Results

October 16, 2013

The following table summarizes the purchase price allocation, including the estimated fair values of the assets acquired and liabilities acquired through the acquisition of FinPac, at the date of acquisition.

Table 6 – Estimated fair values of assets and liabilities acquired from FinPac
(Dollars in thousands)
FinPac
July 1, 2013
Assets Acquired:
Cash and equivalents	$6,452
Non-covered loans and leases, net	264,336
Premises and equipment	491
Goodwill	96,994
Other assets	7,798
Total assets acquired	$376,071

Liabilities Assumed:
Term debt	$211,204
Other liabilities	8,757
Total liabilities assumed	219,961
Net assets acquired	$156,110

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